EXHIBIT 99

                      [PMA Capital Corporation Letterhead]





May 22, 2000



Dear PMA Capital Shareholder:

                  On May 3, 2000, your Board of Directors adopted a shareholder rights plan. For your convenience, we have enclosed a summary description of the principal features of the plan.

       The plan is intended to protect your interests in the event the Company is ever confronted in the future with coercive or unfair takeover tactics.

       The plan has not been adopted in response to any current takeover plan and the Board is not aware of any such effort. The plan contains provisions to safeguard you in the event of an unsolicited offer to acquire the Company, whether through a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all shareholders equally or other abusive takeover tactics, which the Board believes are not in the best interests of the Company's shareholders.

       The Rights do not become exercisable, and no separate certificates will be issued evidencing the Rights, except in the special circumstances described in the enclosed summary. Instead, the Rights will be automatically traded with the Class A Common Stock. Issuance of the Rights will not have a dilutive effect, will not affect earnings per share, will not be taxable to the Company or you and will not change the way your stock is traded.

       We have made great progress in the last few years, and we see the opportunity for further growth ahead. Adoption of the shareholders rights plan reflects the Board's commitment to representing your interests in the Company's future success.

                                   Sincerely,


                                   /s/ John W. Smithson

                                   John W. Smithson
                                   President and Chief Executive Officer

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                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED SHARES


         Introduction. On May 3, 2000, the Board of Directors of PMA Capital Corporation (the "Company") adopted a shareholder rights plan in the form of a Rights Agreement, dated May 3, 2000, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") and pursuant to the Rights Agreement declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Class A Common Stock, par value $5.00 per share ("Class A Stock"). The dividend will be payable May 22, 2000 to the shareholders of record at the close of business on May 22, 2000 ("Record Date").

         The Board has adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general, the Rights Agreement operates by imposing a significant economic penalty upon any person or group that acquires 15% ("Threshold Percentage") or more of the Company's outstanding Class A Stock without the approval of the Board. The Rights Agreement should not interfere with any merger or other business combination approved by the Board.

         Please note that the following description is only a summary and is not complete. Those interested in the specific terms of the Rights Agreement should read this summary together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated May 5, 2000. A copy of the agreement is available free of charge from the Company.

         The Rights. The Board has authorized the issuance of a Right with respect to each share of Class A Stock outstanding on the Record Date. The Rights will initially trade with, and will be inseparable from, the Class A Stock, and no separate Rights certificates will be issued. The Rights will be evidenced only by certificates that represent shares of Class A Stock. New Rights will accompany any new shares of Class A Stock issued after the Record Date until the Distribution Date described below.

         Exercise Price. Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Preferred Share") for the price of $65 ("Exercise Price"), once the Right becomes exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend and liquidation rights as would one share of Class A Stock. Prior to exercise, the Right does not give its holder any dividend, voting, liquidation or other rights as a shareholder of the Company.

         Exercisability. The Rights will separate from the Class A Stock and become exercisable as of the date which is the earlier of:

          o 10 days after the date of a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (as further defined below) by obtaining beneficial ownership of at least the Threshold Percentage of the outstanding Class A Stock (except pursuant to a "Permitted Offer" as described below), and

          o 10 business days (or a later date determined by the Board before a person or group becomes an Acquiring Person) after a person or group begins, or publicly announces its intent to begin, a tender or exchange offer, which, if consummated, would result in that person or group becoming an Acquiring Person.


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         The date when the Rights become exercisable is referred to as the
"Distribution Date." A person who, alone or together with its affiliates or associates, obtains beneficial ownership of at least the Threshold Percentage is an "Acquiring Person." However, in general, a person ("Exempted Person") who owned 15% or more of the outstanding shares of Class A Stock on May 3, 2000 will not be an Acquiring Person unless that person expresses an intent to control or take over the Company, or purchases an additional 1% of the Class A Stock.

         Until the Distribution Date, the Class A Stock certificates will also evidence the Rights, and any transfer of shares of Class A Stock will constitute a transfer of Rights. After the Distribution Date, the Rights will separate from the Class A Stock and be evidenced by Rights certificates the Company will mail to all eligible holders of Class A Stock. Any Rights held by an Acquiring Person and certain transferees of an Acquiring Person will be void and may not be exercised.

         The Board may reduce the Threshold Percentage to not less than 10% of the outstanding Class A Stock.

         Consequences of a Person or Group Becoming Acquiring Person.

          o Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may purchase that number of shares of the Class A Stock having a market value equal to twice the Exercise Price of the Right. This feature of the plan is referred to as a "Flip In."

          o Flip Over. If, at any time after a person or group becomes an Acquiring Person, the Company is acquired in a merger or similar business combination or 50% or more of the Company's assets or earning power is sold, all holders of Rights except the Acquiring Person may purchase that number of shares of the acquiring entity having a market value equal to twice the Exercise Price of the Right. This feature of the plan is referred to as a "Flip Over."

         Permitted Offer. A tender or exchange offer for all outstanding Class A Stock at a price and on terms determined, prior to the purchase of any shares under the tender or exchange offer, by at least a majority of the Disinterested Directors to be adequate (taking into account all factors that such directors deem relevant) and otherwise in the best interests of the Company and its shareholders (other than the Acquiring Person) will be a Permitted Offer. "Disinterested Directors" are directors of the Company who are not officers or employees of the Company and who are not the Acquiring Person or an associate or affiliate of the Acquiring Person, or have not been proposed or nominated as a director of the Company by the Acquiring Person.

         Preferred Share Provisions.

Each one one-thousandth of a Preferred Share, if issued:

          o    will not be redeemable.

          o will entitle holders to quarterly dividend payments of $.001, or an amount equal to the dividend paid on one share of Class A Stock, whichever is greater.

          o will entitle holders upon liquidation to receive $1.00, or an amount equal to the payment made on one share of Class A Stock, whichever is greater.

          o    will have the same voting power as one share of Class A Stock.

          o will entitle holders to receive a payment equal to the payment made on one share of Class A Stock in the event shares of Class A Stock are exchanged in a merger or similar business combination.

The value of each one one-thousandth of a Preferred Share should approximate the value of one share of Class A Stock.

         Expiration.  The Rights will expire on May 22, 2010.

         Redemption. The Board may redeem the Rights for $.001 per Right at any time before the close of business on the tenth day after any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.001 per Right. The redemption price will be adjusted in the event of a stock split or stock dividends of the Class A Stock.

         Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding Class A Stock, the Board may extinguish the Rights by exchanging one share of Class A Stock or any equivalent security for each Right, other than Rights held by the Acquiring Person.

         Anti-Dilution Provisions. The Board may adjust the Exercise Price of the Rights, the number of Preferred Shares or other securities issuable upon exercise of the Rights and the number of outstanding Rights to prevent dilution that may occur from, among other things, a stock dividend, a stock split, or a reclassification of the Preferred Shares or Class A Stock. No adjustments to the Exercise Price will be made until cumulative adjustments require an adjustment of at least 1%. The Company will not be obligated to issue fractional Preferred Shares, and may instead pay cash in lieu of fractional shares.

         Amendments. The terms of the Rights Agreement may be amended by the Board without the consent of the holders of the Rights. However, the Board may not amend the Rights Agreement to lower the Threshold Percentage to below 10% of the outstanding Class A Stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering the Threshold Percentage below the percentage interest that such person or group already owns. After the Distribution Date, the Board may not amend the Rights Agreement in a way that adversely affects holders of the Rights.